EXHIBIT 99.1
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                                        For:      Duane Reade Inc.
                                                  John Henry

                                                  (212) 273-5746
                                                  SVP - Chief Financial Officer

                                        Contact:  Cara O'Brien
                                                  (212) 850-5600
                                                  Financial Dynamics


FOR IMMEDIATE RELEASE


      DUANE READE INC. ANNOUNCES TENDER OFFER FOR SENIOR CONVERTIBLE NOTES


         NEW YORK, NY - August 12, 2004 - Duane Reade Inc. announced today that it has commenced a cash tender offer to purchase any and all of its outstanding 2.1478% Senior Convertible Notes due 2022.

         The offer to purchase expires at 5:00 p.m., New York City time, on Friday, September 10, 2004. The outstanding principal amount at maturity of the Senior Convertible Notes is approximately $351 million.

         On July 30, 2004, Duane Reade consummated its merger with an affiliate of Oak Hill Capital Partners, L.P., a private equity firm. Under the terms of the indenture governing the Senior Convertible Notes, upon a change in control, Duane Reade must make an offer to repurchase the Senior Convertible Notes in accordance with the indenture.

         Duane Reade has offered to purchase the notes at a price, determined in accordance with the indenture governing the notes, of $572.76 per $1,000 principal amount at maturity, plus accrued and unpaid interest.

         U.S. Bank National Association is acting as paying agent in connection with the tender offer. Questions regarding the offer or procedures for tendering may be directed to U.S. Bank National Association at (800) 934-6802.

         This press release does not constitute an offer or a solicitation to purchase with respect to the Senior Convertible Notes. The offer is made solely by means of the Notice of Right to Require Repurchase of Notes, dated August 12, 2004 and the related Letter of Transmittal.

         Founded in 1960, Duane Reade is the largest drug store chain in the metropolitan New York City area, offering a wide variety of prescription and over-the-counter drugs, health and beauty care items, cosmetics, hosiery, greeting cards, photo supplies and photo finishing. As of June 26, 2004, the company operated 247 stores. Duane Reade maintains a web site at http://www.duanereade.com.


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